EXHIBIT 99.1

NEWS RELEASE
RANGE PROVIDES OPERATIONS UPDATE

FORT WORTH, TEXAS, JULY 14, 2005...RANGE RESOURCES CORPORATION (NYSE: RRC) today provided an update on its operations. In addition, the Company announced that it had completed the previously announced Permian Basin acquisition for a total consideration of $116 million, net of adjustments.

Range’s 2005 drilling continues to make solid progress with 25 drilling rigs currently running. For the year, 820 gross (609 net) wells and 75 (53 net) recompletions are planned as part of the Company’s $261 million capital budget. Second quarter development and exploration expenditures funded the drilling of 209 (159 net) wells and 31 (27 net) recompletions. A 97% success rate was achieved, with 204 (154 net) of the wells productive. In the first half of 2005, Range drilled 344 (254 net) wells and by quarter-end, 226 (172 net) of the wells had been placed on production. The remaining wells were in various stages of completion or waiting on pipeline connection. For the quarter, the Company expects to recognize exploration expense of approximately $9 million, which includes $6 million of seismic purchases.

During the second quarter, the Appalachian division drilled 164 (113 net) development wells in various tight sand and coal bed methane properties in Pennsylvania, Ohio, Virginia and West Virginia. The division remains on track to meet its drilling target of 562 (428 net) development wells in 2005. Key tight sand projects currently under development include the Canton field in Ohio and the Cooperstown, Hunker and Yatesboro fields in Pennsylvania. To date, coal bed methane drilling is ahead of schedule in the Nora field of Virginia, where production is exceeding expectations. Step-out drilling in the Haysi CBM field, located seven miles northeast of Nora, has been encouraging. The initial five CBM wells at Haysi were drilled and are producing, indicating high-quality coal, with thickness and gas content similar to that found in the Nora field. Ten additional CBM wells are underway at Haysi in a one-rig program that began this week. In the Company’s shale play in Pennsylvania a second test well offsetting the initial test has spud, and two additional vertical wells are planned for the third quarter. In addition, the division plans to spud a horizontal well in the fourth quarter to further test the shale play concept. Range is also actively increasing its acreage position in this play. In other exploratory drilling, the Company’s first deep Trenton Black River horizontal test well (55% working interest) in Bradford County, Pennsylvania recently spud and is drilling. Finally, the division successfully sidetracked the Salerno #1, a shallow (2,500 foot) Trenton well, in northern New York. The open flow rate on the well was 1.2 Mmcfe per day.

In the second quarter, the Midcontinent division drilled 23 (14.2 net) wells. The higher level of drilling activity during the first and second quarters has increased production 18% compared to December 2004. Drilling activity is expected to remain high for the second half of 2005 fueled by the addition of new 3-D seismic projects. The acquisition of 86 square miles of 3-D seismic was recently completed in the Courson Ranch area of the Texas Panhandle, where additional locations are being targeted for drilling later in 2005. An additional 41 square mile 3-D project in Oklahoma is scheduled for the third quarter. In the deep Anadarko Basin Mountain Front Play, Range owns a 16% working interest in a significant 23,000 foot exploratory test. The well commenced drilling in March and is expected to reach total depth in late 2005.

In West Texas, 13 development wells were drilled during the second quarter as part of the 32 well development program planned for our Fuhrman-Mascho Unit. Additionally, 12 existing wells were refraced. These activities increased field production 25% since year-end to an all-time high rate of 25.6 Mmcfe per day. In the Conger field, the first well in our 20-well program spud in March. In August, a second drilling rig will be added, which should allow us to complete all 20 wells in 2005. In Val Verde, five wells are planned, with the first scheduled to spud later this summer. In East Texas, a drilling rig has been contracted for a Range operated Woodbine test (50% working interest) which should spud in August. The initial Woodbine discovery well that was placed on production at year-end 2004 is still producing at a rate of 7.5 (1.4 net) Mmcfe per day. A 12-well drilling program began in late June on our shallow Laura LaVelle oil field in Houston County. Range is also making preparations to drill 41 wells over the next 12 months using a two-rig program on the recently acquired properties in southeastern New Mexico. One rig is expected to be in place by the end of July, with a second rig scheduled for October.

In the Gulf Coast division, two wells reached total depth during the second quarter with one additional well currently drilling. The Lona Mae Monceaux #1 was drilled to 12,080 feet and encountered 26 feet of gas pay. This is the fourth consecutive successful well drilled to date in our onshore South Louisiana drilling program. Initial production is expected to commence later this month. An additional prospect in the area will be tested by the Petry Heirs #1, which recently spud. In Harris County, Texas, the Rita Parrish #1 was drilled to a total depth of 6,433 feet and was plugged and abandoned as the objective sand was wet. Offshore, the West Cameron 295 #2 (15% working interest) is drilling ahead toward an objective depth of 15,500 feet. Other onshore drilling planned for the third quarter includes the Crimson Bayou prospect (100% working interest) in Iberville Parish, Louisiana which will test multiple upper Oligocene objectives with a projected total depth of 12,940 feet and in Cameron Parish, the High Island prospect (25% working interest) is expected to drill to 12,130 feet testing lower Miocene sands within a structural closure.

Commenting on the announcement, John Pinkerton, Range’s President, said, “Although numbers are still being finalized, we anticipate second quarter production will be in line with our previous guidance of 230 to 232 Mmcfe per day. Assuming the mid-range of the guidance, second quarter production will be the highest in our history and will equate to a 27% increase year-over-year. Higher production coupled with increasing price realizations are anticipated to lead to record second quarter and full year 2005 financial results. Additionally, we are making solid progress on our emerging plays which should contribute to continued growth in production and reserves through our large multi-year drilling inventory.”

RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Southwestern, Appalachian and Gulf Coast regions of the United States.

Except for historical information, statements made in this release, including those relating to anticipated production, capital expenditures, the number of wells to be drilled, future realized prices and anticipated financial results are forward-looking statements as defined by the Securities and Exchange Commission. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information;

however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

2005-21

Contact:	Rodney Waller, Senior Vice President
Karen Giles
(817) 870-2601
www.rangeresources.com

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